Exhibit 5.1

Velocity Express Corporation

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

July 11, 2008

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Vice President and General Counsel to Velocity Express Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3, together with any subsequent amendments thereto (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers registration of the sale by the selling securityholders identified in the Registration Statement of up to 10,420,436 shares of common stock, $0.004 par value, of the Company (“Common Stock”), including an aggregate of 377,154 shares of Common Stock currently outstanding (the “Common Shares”), an aggregate of 433,855 shares of Common Stock (the “Warrant Shares”) which are issuable upon exercise of certain warrants currently outstanding (the “Warrants”) and an aggregate of 9,609,427 shares of Common Stock issuable as part of the maximum future interest payments to be made by the Company in 2008 and 2009 (the “Interest Shares”) pursuant to a Second Allonge to the 12.0% Senior Secured Notes due 2010, dated May 19, 2008 (the “Second Allonge”).

In connection with this opinion, I have examined the Registration Statement. I have also examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purpose of this opinion. I have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, I have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the limitations set forth herein, I am of the opinion that:

(1) the Common Shares are validly issued, fully paid and nonassessable;

(2) the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefor specified in the Warrants), will be validly issued, fully paid and non-assessable; and

(3) the Interest Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Second Allonge, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the validity of the Common Shares, the Warrant Shares and the Interest Shares.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Mark Carlesimo
Vice President and General Counsel

By:	/s/ Mark Carlesimo